Exhibit 2(k)(3)

FORM OF

The NASDAQ Stock Market®

Listing Agreement

This agreement should be executed and submitted by issuers seeking initial inclusion on The NASDAQ Stock Market or current issuers changing their company name. Note: Issuers changing their name must also concurrently submit the Notification Form: Change in Company Record.

NASDAQ Premium Income & Growth Fund Inc.

COMPANY NAME

(the “Company”) in consideration of the designation of its securities as NASDAQ Stock Market securities hereby agrees with The NASDAQ Stock Market LLC that:

1.	The Company certifies that it understands and agrees to comply with all the NASDAQ Marketplace Rules as they may be amended from time to time and to pay all applicable listing fees when due.

2.	The Company agrees that it will promptly notify NASDAQ® in writing of any corporate action or other event which will cause the Company to cease to be in compliance with The NASDAQ Stock Market eligibility requirements.

3.	The Company will comply with such laws, statutes, rules, regulations, policies, and procedures applicable to NASDAQ Stock Market issuers, including but not limited to, those set forth in Paragraph 1 above, as they are now in effect and as they may be amended from time to time.

4.	The Company understands that NASDAQ may remove its securities from The NASDAQ Stock Market, pursuant to applicable procedures, if it fails to meet one or more requirements of Paragraphs 1-3 of this agreement.

5.	The Company understands that if an exception to any of the provisions of the Marketplace Rules has been granted by The NASDAQ Stock Market LLC, such exception shall, during the time it is in effect, supersede any conflicting provision of this agreement.

6.	The Company warrants and represents that the trading symbol to be used by the Company does not violate any trade/service mark, trade name, or other intellectual property right of any third party. The Company agrees and understands that trading symbols are the sole and exclusive property of NASDAQ, and a symbol is provided to the Company for the limited purpose of identifying the Company’s security in authorized quotation and trading systems. NASDAQ reserves the right, in its sole and final discretion, to assign, rescind, or reassign any symbol at any time.

7.	In order to publicize the Company’s listing on The NASDAQ Stock Market, the Company authorizes NASDAQ to use the Company’s corporate logos, Web site address, trade names, and trade/service marks in order to convey quotation information, transactional reporting information, and other information regarding the Company in connection with The NASDAQ Stock Market®. In order to ensure the accuracy of the information, the Company agrees to provide NASDAQ with the Company’s current corporate logos, Web site address, trade names, and trade/service marks and with any subsequent changes.

The Company indemnifies NASDAQ and holds it harmless from any third party rights and/or claims arising out of NASDAQ’s or any affiliate’s (“Corporations”) use of the Company’s corporate logos, Web site address, trade names, trade/service marks, and/or the trading symbol used by the Company.

NASDAQ Warranties; Disclaimers of Warranties.

For any goods or services provided to Company, NASDAQ shall endeavor to provide them in a good and workmanlike manner. Beyond the warranties stated in this section, there are no other warranties of any kind, express, implied or statutory (including the implied warranties of merchantability or fitness for a particular use or purpose).

Limitation of Liability.

1.	In no event will the Corporations be liable for trading losses, loss of profits, indirect, special, punitive, consequential, or incidental loss or damage, even if the Corporations have been advised of the possibility of such damages.

2.	If the Corporations are held liable, the liability of the Corporations is limited:
(a)	for goods and services for which the Company is specifically charged, to the amount paid by Company for those goods or services during the twelve months preceding the accrual of the claim; and
(b)	in all other instances, to the amount of the annual listing fee paid by Company during the twelve months preceding the accrual of the claim.

3.	For goods and services provided under a separate written agreement, the limitation of liability provisions in that agreement shall govern any claims relating to or arising from the provision of those goods and services.

4.	This subsection shall not relieve the Corporations from liability for damages that result from their own gross negligence or willful tortious misconduct, or from personal injury or wrongful death claims.

5.	The Corporations shall not be liable for any third parties’ goods or services.

6.	The Company agrees that these terms reflect a reasonable allocation of risk and limitation of liability.

As an officer of the Company, I am authorized to execute this agreement on the Company’s behalf.

SIGNATURE                                                                                                                  DATE

NAME         Mitchell M. Cox                                                                                                               TITLE        President

CORPORATE SEAL

(Optional)

Accepted by The NASDAQ Stock Market LLC

SIGNATURE                                                                                                                  DATE

NAME                                                                                                                              TITLE

©August 2006, The Nasdaq Stock Market, Inc. All rights reserved. NASDAQ and The NASDAQ Stock Market are registered trademarks of The Nasdaq Stock Market, Inc.